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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE


             COMMUNITY BANCORP CLOSES $3.1 MILLION PRIVATE PLACEMENT

FALLBROOK, CA - August 1, 2001 - Community Bancorp Inc. (Nasdaq: CMBC) announced today that it has closed a $3.1 million private placement of common stock.

"Community Bancorp is growing rapidly, more than doubling assets in the last two years," stated Tom Swanson, President and CEO. "This placement provides us with equity capital that we plan to use to reduce debt and continue our expansion."

Under the terms of the agreement, Community Bancorp sold an aggregate of 473,504 shares of common stock at an average price of $6.63 per share, generating gross proceeds totaling $3.13 million. No investment banking firm was used in the private placement. The company engaged an investment banker to render a Fairness Opinion on the transaction.

"After six quarters of retaining our SBA 7a guaranteed loans and rapidly growing our loan portfolio, we have entered a new phase in our strategy" added Bruce Mills, SVP and CFO. "In this stage, we will cap our SBA loans at about 40% of the total portfolio to ensure diversification. This infusion of capital will give us access to the funds we need to continue building all of our lending programs." A Preferred Lender, Community National Bank is the 7th largest SBA lender in California and 38th in the nation.

Community National Bank, a subsidiary of Community Bancorp, is a $326 million financial institution headquartered in Fallbrook, California. Located between Los Angeles and San Diego, the bank's primary focus is community banking and commercial lending, with additional lending niches of SBA and aircraft lending. The bank serves North San Diego and the Inland Empire communities with retail banking offices in Fallbrook, Temecula, Escondido and Vista. The bank has loan production offices in Fallbrook, Escondido, Los Angeles, Ontario, Orange, Sacramento, Temecula, Vista and in the East San Francisco Bay Area.

                                  www.comnb.com

STATEMENTS CONCERNING FUTURE PERFORMANCE, DEVELOPMENTS OR EVENTS, EXPECTATIONS FOR GROWTH AND INCOME FORECASTS, AND ANY OTHER GUIDANCE ON FUTURE PERIODS, CONSTITUTE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM STATED EXPECTATIONS. SPECIFIC FACTORS INCLUDE, BUT ARE NOT LIMITED TO, INCREASED PROFITABILITY, THE ABILITY TO CONTROL COSTS AND EXPENSES, INTEREST RATES AND FINANCIAL POLICIES OF THE UNITED STATES GOVERNMENT, AND GENERAL ECONOMIC CONDITIONS. ADDITIONAL INFORMATION ON THESE AND OTHER FACTORS THAT COULD AFFECT FINANCIAL RESULTS ARE INCLUDED IN ITS SECURITIES AND EXCHANGE COMMISSION FILINGS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.


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Note:  Transmitted on Business Wire at _6:00 a.m., EST, August 1, 2001.